Exhibit 99.1
rue21, inc. Announces First Quarter Fiscal 2010 Financial Results
First Quarter Net Income Increased 95%
First Quarter Net Sales Increased 28% and Comparable Store Sales Increased 7.7%
Management Raises Fiscal 2010 Earnings Guidance
Warrendale, PA —May 26, 2010 — rue21, inc. [NASDAQ: RUE] today announced financial results for the first quarter of fiscal 2010 ending May 1, 2010.
Highlights for the quarter:
•	Net sales increased 28.0% to $137.8 million, compared to $108.0 million in the first quarter of fiscal 2009. Comparable store sales increased by 7.7% on top of 8.3% in the first quarter of 2009.

•	Gross margin increased 280 bps to 37.9% from 35.1% in the first quarter of 2009.

•	Selling, general and administrative expenses increased 28% from the first quarter of fiscal 2009 to $37.3 million, which included non-recurring expenses of $0.6 million associated with the secondary offering completed in the quarter and incremental public company and share based compensation costs of $0.9 million.

•	Operating margin increased to 7.2% for the first quarter of fiscal 2010, compared to 4.7% in the first quarter of fiscal 2009, driven primarily by sales growth and gross margin expansion.

•	First quarter net income increased 95% to $5.8 million from $3.0 million in the first quarter of 2009. Adjusting for secondary offering costs, net income increased 115%.

•	Diluted earnings per share were $0.23 in the first quarter of fiscal 2010 compared to diluted earnings per share of $0.13 in the first quarter of fiscal 2009. Adjusting for secondary offering costs, diluted earnings per share were $0.26.

•	Average diluted shares outstanding were 25.0 million in the first quarter of fiscal 2010 versus 23.0 million in the first quarter of fiscal 2009.

•	During the first quarter of fiscal 2010 the Company opened 31 stores, converted an additional 13 stores to the rue21 etc! format, closed one store, and ended the quarter with 565 stores.
Bob Fisch, rue21’s President and CEO, stated: “We are pleased that 2010 is off to a strong start. Our first quarter results included record sales, gross margin, and operating margin for the period, and we remain focused on continuing to grow our top and bottom line consistently using a combination of new store growth, store conversions, same-store sales growth, combined with margin expansion. Our plan continues to be 100 new stores this year, and we have opened 31 stores in the first quarter with approximately 60 planned for the first half of the year. I’m proud that the rue team was able to achieve results above plan this quarter up against a strong first quarter last year, and we look to deliver consistent performance throughout the remainder of the year.”
Balance sheet highlights as of May 1, 2010:
•	Cash and cash equivalents increased to $27.8 million as of May 1, 2010, as compared to $5.7 million as of May 2, 2009, with no long-term debt.

•	Inventories at the end of first quarter 2010 were $86.7 million, or up 7.1% compared to the first quarter of 2009. Inventory per square foot at the end of the first quarter 2010 declined 12% compared to the first quarter of 2009.
Outlook:
For fiscal 2010, the Company is raising its full year guidance based on first quarter results, and now expects diluted earnings per share to be in the range of $1.14 to $1.19 as compared to $0.96 in fiscal 2009. This incorporates 25.1 million average diluted shares expected for fiscal 2010 as compared to 23.0 million average diluted shares in fiscal 2009. For the second quarter, the Company currently expects total sales growth of approximately 20% driven by the anticipated opening of 30 new stores, 6 store conversions, and a low-single digit comparable store sales increase. Diluted earnings per share for the second quarter are expected to be in the range of $0.23 to $0.25. This is based on 25.1 million average diluted shares expected for the second quarter of fiscal 2010 as compared to 23.0 million average diluted shares for the second quarter of fiscal 2009. Adjusting out non-recurring and incremental public company and share based compensation costs, net income is expected to increase by approximately 27% for the second quarter and 38% for the full year in fiscal 2010.
Conference Call Information:
A conference call to discuss first quarter 2010 financial results is scheduled for today, May 26, 2010 at 4:30 PM Eastern Time. To participate, dial toll-free 1-888-271-8601 or 1-913-312-0418 (international). The conference call will also be webcast live at www.rue21.com under the Investor Relations section. A replay of this call will be available on the Investor Relations section of the Company’s website, www.rue21.com, within two hours of the conclusion of the call and will remain on the website for ninety days.
About rue21, inc.
rue21 is a leading specialty apparel retailer offering exclusive branded merchandise and the newest trends at a great value. At the end of the first quarter of fiscal 2010, rue21 operated 565 stores in 43 states. Learn more at www.rue21.com.
Forward Looking Statements:
Certain statements herein, including statements relating to future store openings and growth strategies, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, consumer spending, our ability to effectively identify and respond to changing fashion trends, our ability to compete with other retailers, our strategy and expansion plans, implementation of systems upgrades, reliance on key personnel, trade restrictions, events that may affect our vendors or their ability to finance their operations, availability of suitable new store locations and other factors which are set forth in the Company’s Annual Report on Form 10-K filed March 31, 2010, and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures:
Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP) basis for the thirteen weeks ended May 1, 2010. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with assessing its financial performance. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Further, our reconciliations of GAAP to “adjusted” operating results, which are included on the attached tables, are presented to facilitate a reader’s understanding of the impact of the various adjustments to our GAAP operating results, individually and in the aggregate, and are not intended to place any undue prominence on our adjusted operating results.
Contact:
Joseph Teklits
ICR, Inc
203-682-8200
jteklits@icrinc.com

rue21, inc. and subsidiary
Consolidated Balance Sheets

	May 1,	January 30,	May 2,
	2010	2010	2009
	(Unaudited)
	(in thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$27,785	$26,751	$5,713
Accounts receivable	7,288	3,834	3,892
Merchandise inventory, net	86,689	72,693	80,893
Prepaid expenses and other current assets	7,609	6,783	6,124
Deferred tax assets	4,335	4,286	3,409

Total current assets	133,706	114,347	100,031

Property and equipment, net	76,718	73,147	59,448

Other assets	925	937	824

Total assets	$211,349	$188,431	$160,303

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$74,346	$59,963	$74,059
Accrued expenses and other current liabilities	13,488	14,384	9,374
Accrued payroll and related taxes	8,222	10,486	6,160
Deferred rent and tenant allowances, current portion	6,088	5,509	4,557
Accrued income and franchise taxes	4,279	2,401	545

Total current liabilities	106,423	92,743	94,695

Long-term liabilities:
Long-term debt	—	—	21,341
Deferred rent, tenant allowances and other long-term liabilities	27,313	23,991	21,088
Deferred tax liabilities	3,677	4,249	1,785

Total long-term liabilities	30,990	28,240	44,214

Total liabilities	137,413	120,983	138,909

Commitments and Contingencies

Stockholders’ equity:

Common stock— par value $0.001 per share; 200,000 shares authorized; 24,265 and 24,237 shares issued and outstanding at May 1, 2010 and January 30, 2010, respectively, par value $0.004 per share; 50,000 shares authorized; 22,090 shares issued and outstanding	24	24	88
Additional paid in capital	27,782	27,115	25
Retained earnings	46,130	40,309	21,281

Total stockholder’s equity	73,936	67,448	21,394

Total liabilities and stockholders’ equity	$211,349	$188,431	$160,303

rue21, inc. and subsidiary
Consolidated Statements of Income

	Thirteen weeks ended
	May 1,	May 2,
	2010	2009
	(Unaudited)
	(in thousands, except per share data)

Net sales	$137,772	$107,998
Cost of goods sold (includes certain buying, occupancy and distribution center expenses)	85,541	70,080

Gross profit	52,231	37,918

Selling, general, and administrative expense	37,294	29,135
Depreciation and amortization expense	4,951	3,667

Income from operations	9,986	5,116

Interest expense, net	60	172

Income before income taxes	9,926	4,944

Provision for income taxes	4,105	1,955

Net income	$5,821	$2,989

Basic income per common share	$0.24	$0.14
Diluted income per common share	$0.23	$0.13

Weighted average basic common shares outstanding	24,248	22,090
Weighted average diluted common shares outstanding	25,044	23,006

rue21, inc. and subsidiary
Reconciliation of GAAP Earnings to Adjusted Earnings
(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended May 1, 2010
		Secondary offering
	GAAP	costs (1)	As Adjusted

Income from Operations	$9,986	$611	$10,597

Interest expense, net	60		60

Income before income taxes	9,926		10,537

Provision for income taxes	4,105	6	4,111

Net income	$5,821		$6,426

Basic income per common share	$0.24		$0.27
Diluted income per common share	$0.23		$0.26

Weighted average basic common shares outstanding	24,248		24,248
Weighted average diluted common shares outstanding	25,044		25,044

1	As adjusted basic and diluted earnings per common share represents management’s estimate of basic and diluted earnings per common share for the thirteen weeks ended May 1, 2010, before expenses associated with our secondary offering of common stock in March. Adjusted basic and diluted earnings per common share is presented because management believes it is a useful adjunct to basic and diluted earnings per common share under accounting principles generally accepted in the United States since it is a meaningful measure of the Company’s ongoing operating performance excluding the non-recurring costs for our secondary offering of common stock. Adjusted basic and diluted earnings per common share is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to basic and diluted earnings per common share.